Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Announces Bruce Besanko as Chief Financial Officer

MENOMONEE FALLS, Wis. (June 27, 2017) – Kohl’s (NYSE: KSS) today announced the appointment of Bruce H. Besanko to the position of chief financial officer, reporting directly to Kohl’s chairman, chief executive officer and president Kevin Mansell.

Besanko, who will join Kohl’s on July 10, will have leadership responsibility overseeing Kohl’s financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury, non-merchandise purchasing, credit and capital investment strategies.

“We’re excited to have Bruce join our team and believe that his breadth of experience will be of great value to Kohl’s as we continue to build our path forward,” said Kevin Mansell, Kohl’s chairman, chief executive officer and president. “As an instrumental leader at several large companies, Bruce has great insights on how to help organizations move with the speed and agility the business requires, while maintaining a financial framework of operational excellence.”

“I’m looking forward to joining the Kohl’s team,” said Besanko. “I have admired Kohl’s business model for years and am enthusiastic about the future the company is creating, really differentiating itself as a bright spot in retail. Kohl’s has an excellent reputation in the financial community and I look forward to joining the company.”

Besanko has more than 21 years of financial leadership experience in retail. Most recently, Besanko spent four years with SUPERVALU in financial leadership roles, including chief operating officer and chief financial officer, as well as five years as chief financial officer and chief administrative officer for OfficeMax. In addition to his business experience, Besanko served 26 years in the U.S. Air Force where he rose to the rank of Lieutenant Colonel.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

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Contact:

Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com